Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”), dated as of December 12, 2025, is by and among Argo Blockchain PLC, a public limited company incorporated in England and Wales (“Argo”), Growler Mining Tuscaloosa, LLC, an Alabama limited liability company (“Growler”), and Growler USCo, Inc., a Delaware corporation (“USCo” and together with Argo and Growler, the “Parties”). Capitalized terms herein not otherwise defined have the meanings ascribed to them in the Restructuring Plan (as defined below).

RECITALS

WHEREAS, pursuant to that certain Restructuring Plan under Part 26A of the UK Companies Act 2006 between Argo, Growler and the other Plan Participants (as defined therein), which was sanctioned by the High Court of Justice of England and Wales (the “Court Approval”) on December 11, 2025 (the “Restructuring Plan”), the Parties agreed that, in exchange for the release and discharge of Argo’s obligations owing to Growler arising from the Growler Facility, the payment of the Growler Exit Capital, and the transfer of the Growler Mining Assets, Argo shall issue an aggregate 25,250,464,800 fully paid and nonassessable ordinary shares of Argo (“Argo Ordinary Shares”) in favor of Growler (or its designated nominee or custodian) and shall cause such Argo Ordinary Shares to be delivered to the Depositary for the purpose of facilitating the issuance of American Depositary Shares (“ADSs”) representing Argo Ordinary Shares (the “Exchange”), which is intended to result in Growler beneficially owning approximately 87.5% of the equity in Argo;

WHEREAS, pursuant to the transfer of Growler Mining Assets as part of the Exchange, the Parties wish to enter into a transaction whereby Argo will issue that number of fully paid and nonassessable Argo Ordinary Shares as set forth herein in favor of Growler in exchange for Growler’s transfer to Argo of all issued and outstanding shares of common stock of USCo, par value $0.0001 per share (the “USCo Common Shares” and such exchange, the “Share Exchange”); and

WHEREAS, with respect to Argo’s issuance in favor of Growler of Argo Ordinary Shares pursuant to the Exchange, the Parties intend to rely on the exemption from registration under Section 3(a)(10) of the Securities Act, or alternatively, in the case of the Share Exchange or the Argo Ordinary Shares issued in exchange for the Growler Exit Capital, another available exemption from registration under the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	THE SHARE EXCHANGE

1.1              On the terms and subject to the conditions set forth in this Agreement, the consummation of the Share Exchange will take place remotely on the date hereof (the “Closing”). At the Closing, Growler shall transfer all 100 issued and outstanding USCo Common Shares to Argo, free and clear of any lien or encumbrance, such that USCo will become a direct wholly owned subsidiary of Argo, and in exchange, Argo shall issue an aggregate 17,170,316,064 fully paid and nonassessable Argo Ordinary Shares, free and clear of any lien or encumbrance, in favor of Growler (or its designated nominee or custodian) and shall cause such Argo Ordinary Shares to be delivered to the Depositary for the purpose of facilitating the issuance of ADSs representing Argo Ordinary Shares.

2.	REPRESENTATIONS AND WARRANTIES OF GROWLER AND USCO

Each of Growler and USCo hereby represents and warrants to Argo, solely to matters regarding each respective entity, that:

2.1              Due Organization, Good Standing and Corporate Power. USCo is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation.

2.2              Authorization of Agreement. The execution, delivery and performance of this Agreement by each of Growler and USCo have been duly authorized and approved by the board of directors of Growler and USCo, respectively.

2.3              Capital Structure. The authorized capital stock of USCo consists of 100 USCo Common Shares, all of which were issued and outstanding as of the date hereof and all of which are held by Growler. All issued and outstanding USCo Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

2.4              Property. Exhibit A attached hereto contains a true and complete list of all material assets owned by USCo as of the date hereof. Except for any liabilities arising under that certain Ground Lease Agreement, dated December 12, 2025, by and between Cock, Lock, Stock and Barrel, LLC and USCo, USCo does not have any material liabilities as of the date hereof.

2.5              No Other Representations or Warranties. Except for the representations and warranties of Growler and USCo expressly set forth in this Agreement, neither Growler, USCo nor any other Person makes any other express or implied representation or warranty on behalf of Growler or USCo with respect to Growler, USCo or the Share Exchange.

3.	REPRESENTATIONS AND WARRANTIES OF ARGO

Argo hereby represents and warrants to each of Growler and USCo that:

3.1              Due Organization, Good Standing and Corporate Power. Argo is a public limited company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its formation.

3.2              Authorization of Agreement. The execution, delivery and performance of this Agreement by Argo have been duly authorized and approved by its board of directors.

3.3              Capital Structure; Valid Issuance. Pursuant to the written resolutions of the Board dated December 11, 2025, the directors of Argo resolved pursuant to the articles of association of Argo that 25,250,464,800 Argo Ordinary Shares be allotted and issued to the Depositary, against which the Depositary will issue restricted ADRs evidencing ADSs to Growler pursuant to the Restricted Issuance Agreement, in consideration of Growler’s contributions as set out in the Restructuring Plan. All issued and outstanding Argo Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Argo Ordinary Shares to be issued pursuant to this Agreement to Growler have been duly authorized, and when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

3.4              No Other Representations or Warranties. Except for the representations and warranties of Argo expressly set forth in this Agreement, none of Argo or any other Person makes any other express or implied representation or warranty on behalf of Argo with respect to Argo or the Share Exchange.

4.	COVENANTS

4.1              Section 3(a)(10) Exemption. The Parties intend that, and will cooperate to the extent required so that, the issuance of the Argo Ordinary Shares in connection with the Exchange will be exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof in reliance on the Court Approval, or alternatively, in the case of the Share Exchange or the Argo Ordinary Shares issued in exchange for the Growler Exit Capital, another available exemption from registration under the Securities Act.

4.2              Tax Matters. Subject to the terms and conditions hereof, each of the Parties shall use reasonable commercial efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to comply with all applicable tax requirements arising from the Exchange, including taking such actions as may be required to ensure that the classification and treatment of Argo for U.S. federal income tax purposes is determined in accordance with Section 7874 of the Internal Revenue Code and other applicable Law.

5.	TERMINATION

5.1              This Agreement may be terminated at any time by mutual written consent of the Parties.

6.	MISCELLANEOUS

6.1              Governing Law; Jurisdiction; Waiver of Jury Trial. The validity, interpretation and enforcement of this Agreement will be governed by the Laws of England and Wales, without regard to the conflict of law principles thereof that would result in the application of the Laws of another jurisdiction.

6.2              Notices. All notices, requests, consents, approvals, waivers, and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) if delivered personally, upon delivery; (b) if sent by email, when transmitted; (c) if sent by a nationally recognized overnight courier, one Business Day after being sent; (d) if sent by registered or certified mail (return receipt requested), five Business Days after being mailed. All such communications shall be sent to the addresses or email addresses set forth below (or to such other address or email address as may be designated by a Party by written notice to the other Parties in accordance with this clause).

(a)	If to Argo:

ARGO BLOCKCHAIN PLC
Eastcastle House
27-28 Eastcastle Street
London, United Kingdom, W1W8DH
Attn: Justin Nolan, Director

with required copies to (which will not constitute notice):

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: James O’Grady

(b)	If to Growler:

GROWLER MINING TUSCALOOSA, LLC
1301 Industrial Park Drive
Tuscaloosa, Alabama 35401
Attn: Luther S. Pate, IV and Linda Peacock

with required copies to (which will not constitute notice):

Greenberg Traurig, LLP
1840 Century Park East, Suite 1900
Los Angeles, California 90067
Attn: Barbara A. Jones

6.3              Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.

6.4              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

6.5              Assignability. No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

6.6              Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

7.	DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation (including, where applicable, stock exchange rules), rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Tax” or “Taxes” means (a) all forms of taxation, whenever created or imposed, and whether of the United States, Israel or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, escheat, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever assessed, collected, imposed or administered by any Tax Authority, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such Tax Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means the IRS, the ITA or any Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

GROWLER USCO, INC.

By:	/s/ Luther S. Pate, IV
Name:	Luther S. Pate, IV
Title:	President

ARGO BLOCKCHAIN PLC

By:	/s/ Justin Nolan
Name:	Justin Nolan
Title:	Director

GROWLER MINING TUSCALOOSA, LLC

By:	/s/ Luther S. Pate, IV
Name:	Luther S. Pate, IV
Title:	Manager

[Signature Page to Exchange Agreement]

EXHIBIT A
ASSET LIST

Asset	Quantity	Address
Whatsminer M60S 184.4TH Avg	2202	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Whatsminer M60S+ 200.6TH Avg	48	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Digital Shovel M300 Minipods	25	1351 Industrial Park Dr. Tuscaloosa, AL 35401
PTI 2500 KVA Transformer	2	1351 Industrial Park Dr. Tuscaloosa, AL 35401
D Volt Co 3250 KVA Transformer	1	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Excell Power LV Switch, 4000 Amp	2	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Real Time Load Metering Equipment	1	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Networking, Switches/Cabling	1	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Power Cords	2250	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Bitmain Antminer S19K Pro 115TH	1470	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Bitmain Antminer S19 Pro 110TH	505	1301 Industrial Park Dr. Tuscaloosa, AL 35401
BITRAM 40’ Bit Crib	2	1301 Industrial Park Dr. Tuscaloosa, AL 35401
BITRAM 20’ Bit Crib	2	1301 Industrial Park Dr. Tuscaloosa, AL 35401
BITRAM 53’ Bit Crib	2	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Siemens 2500 KVA Transformer	3	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Siemens 15KV Load Switch	2	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Square D 600A Disconnects	12	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Real Time Load Metering Equipment	1	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Networking, Switches/Cabling	1	1301 Industrial Park Dr. Tuscaloosa, AL 35401
PTI Transformer 2500 KVA	26	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Excell Power LV Switch, 4000A	26	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Excell Power LV Switch - Double	4	1301 Industrial Park Dr. Tuscaloosa, AL 35401
BITRAM 53’ Bit Crib	5	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Digital Shovel M300 Minipods	24	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Contract for Electric Service, dated as of January 13, 2023, by and between Alabama Power Company and Growler Mining Tuscaloosa, LLC	1	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Attachment A – Rate Rider EDI Incentive Agreement, dated as of January 13, 2023, by and between Alabama Power Company and Growler Mining Tuscaloosa, LLC	1	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Amendment No. 1 to the Contract for Electric Service, dated as of March 27, 2023, by and between Alabama Power Company and Growler Mining Tuscaloosa, LLC	1	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Contract for Electric Service, dated as of February 19, 2025, by and between Alabama Power Company and 1351 Manufacturing, LLC	1	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Attachment A – Rate Rider EDI Incentive Agreement, dated as of July 23, 2025, by and between Alabama Power Company and 1351 Manufacturing, LLC	1	1301 Industrial Park Dr. Tuscaloosa, AL 35401
Services Agreement, dated January 8, 2025, by and between 1351 Manufacturing, LLC and Uniti Fiber LLC, with Service Order dated January 8, 2025 pursuant thereto (as assigned to Growler pursuant to that certain Assignment of Contract, dated as of November 26, 2025, by and between 1351 Manufacturing, LLC and Growler)	1	1351 Industrial Park Dr. Tuscaloosa, AL 35401
Comcast Business Service Order Agreement, dated March 5, 2025, between 1351 Manufacturing, LLC and Comcast Cable Communications Management, LLC (as assigned to Growler pursuant to that certain Assignment of Contract, dated as of November 26, 2025, by and between 1351 Manufacturing, LLC and Growler)	1	1351 Industrial Park Dr. Tuscaloosa, AL 35401

Exhibit A-1